Exhibit 1.1

THIS AGREEMENT (“Agreement”) is made on March 7, 2025

BETWEEN

1.	PUBLIC GOLD MARKETING SDN. BHD. (Registration No. 201101002692 (930830-K)), a company incorporated in Malaysia, having its registered address at Lot 21, Technoplex, Medan Bayan Lepas, Taman Perindustrian Bayan Lepas, Phase IV, 11900 Penang (hereinafter referred to as “PGM” or “Lender”)

AND

2.	ALPS GLOBAL HOLDING PUBCO, a Cayman Island exempted company, having its registered address at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009. Cayman Islands (hereinafter referred to as “PubCo”);

AND

3.	GLOBALINK INVESTMENT INC., a Delaware corporation incorporated as a blank check company, having its registered address at 200, Continental Drive, Suite 401, Newark, Delaware, 19713 (hereinafter referred to as “GLLI”),

(The Lender, PubCo and GLLI shall collectively be referred to as the “Parties” and individually each a “Party”).

RECITAL:

A.	On January 30, 2024, GLLI entered into a merger agreement (as amended and restated on May 20, 2024 and as may be further amended, restated or supplemented from time to time, the “Merger Agreement”), by and among GLLI, PubCo and certain other parties named therein. Pursuant to the Merger Agreement, upon the consummation of the proposed business combination between GLLI and PubCo (“Business Combination”).

B.	As of the date of this Agreement, GLLI has issued the following promissory notes to the Lenders (collectively, the “Promissory Notes”):

(i)	Promissory note of $390,000 issued by GLLI to PGM dated March 3, 2023, as amended on 8 July 2023;
(ii)	Promissory note of $250,000 issued by GLLI to PGM dated March 23, 2023, as amended on July 8, 2023;
(iii)	Promissory note of $700,000 issued by GLLI to PGM dated June 2, 2023, as amended on July 8, 2023;
(iv)	Promissory note of $250,000 issued by GLLI to PGM dated October 13, 2023;
(v)	Promissory note of $110,000 issued by GLLI to PGM dated December 8, 2023;
(vi)	Promissory note of $250,000 issued by GLLI to PGM dated January 5, 2024;
(vii)	Promissory note of $300,000 issued by GLLI to PGM dated January 25, 2024;
(viii)	Promissory note of $300,000 issued by GLLI to PGM dated February 22, 2024;
(ix)	Promissory note of $300,000 issued by GLLI to PGM dated April 4, 2024;
(x)	Promissory note of $400,000 issued by GLLI to PGM dated June 5, 2024; and
(xi)	Promissory note of $300,000 issued by GLLI to PGM dated August 14, 2024.

C.	In accordance with the terms of the Promissory Notes, GLLI is indebted to the Lenders for such sums and in accordance with the terms as set out therein. The amounts owing by GLLI in accordance with the terms of the Promissory Notes shall be referred to as the “Promissory Notes Amounts”.

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D.	The Parties have now entered into this Agreement to set out their understanding and agreement with respect to dealing with and settlement of the Promissory Notes Amounts (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions. The following terms used in this Agreement shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined):

“Loan” means the aggregate amount of the loans and advances made by the Lenders and their associates to Parent and/or PubCo from time to time in connection with the Business Combination, including but not limited to the Promissory Notes Amounts.

“Business Day” means a day except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled) on which commercial banks are open for business in Kuala Lumpur, and “Business Days” shall be construed accordingly.

“New Securities” means the ordinary shares of PubCo of par value US$0.0001 each, and “New Security” shall be construed accordingly.

“SEC” means the United States Securities and Exchange Commission.

2.	Repayment and Capitalization of the Loan

2.1	Subject always to the consummation of the Business Combination in accordance with the terms of the Merger Agreement, the Parties hereby agree that the Loan shall be repaid and settled in the following manner:

(a)	an aggregate cash payment of $2,000,000, payable by the Parent or PubCo (“Cash Payment”) within 60 days from the date of Closing; and

(b)	the remaining balance of the Loan, after deducting the Cash Payment under Clause 2.1(a) (“Balance Loans”), shall be converted into such number of New Securities at a conversion price of $10.00 per New Security (“Capitalized Shares”), subject to applicable laws and regulatory approvals.

2.2	The Lenders acknowledge and agree that the satisfaction of the Loan through the Cash Payment and the issuance of the Capitalized Shares shall constitute full and final settlement of all amounts due and owing under the Loan. Upon receipt of the Cash Payment and the Capitalized Shares, the Lenders irrevocably and unconditionally release and discharge GLLI and PubCo from any and all present and future claims, demands, and obligations in respect of the Loan, whether at law or in equity.

2.3	Notwithstanding anything to the contrary, the Lenders acknowledge that the Capitalized Shares may be subject to a lock-up arrangement, in such form determined in the Merger Agreement. The Lenders agree to provide all necessary assistance and execute any documents required by the Lenders from time to firm, including but not limited to a lock-up agreement and a registration statement, in accordance with the terms prescribed by PubCo.

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3.	Representations and Warranties

3.1	Each Party hereby represents and warrants to the other that:

(a)	it/he has the full legal right, authority, power and capacity to enter this Agreement and perform its/his obligations under this Agreement;

(b)	this Agreement shall constitute legal, valid, binding and enforceable obligations on each Party in accordance with its terms;

(c)	all consents and grants of approval required to have been granted by any person in connection with the execution, delivery and performance of this Agreement have been granted;

(d)	there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of each Party, threatened against each Party or any of its subsidiaries or any of their respective assets which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of each Party and its subsidiaries, taken as a whole, or the ability of each Party to comply with its obligations hereunder; and

(e)	the execution, delivery and performance by of this Agreement do not and will not (i) violate any law, governmental rule or regulation, court order or agreement to which it is subject or by which its properties are bound or the constitution documents or bylaws of each Party or (ii) result in the creation of any lien or other encumbrance with respect to the property of each Party.

4.	Miscellaneous

4.1	Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and shall be governed and construed in accordance with the laws of Malaysia without regard to conflicts of laws principles.

4.2	Dispute Resolution. Any dispute, controversy, difference, or claim arising out of or relating to this Agreement and Loan, including its existence, validity, interpretation, performance, breach, or termination, or any dispute regarding non-contractual obligations arising out of or relating to this Agreement, shall be referred to and finally resolved by arbitration administered by the Asian International Arbitration Centre (“AIAC”) under the AIAC Arbitration Rules (“AIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of arbitration shall be Kuala Lumpur, Malaysia. The tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.The language of the arbitration shall be English. Before referring the dispute to arbitration, the Parties shall seek an amicable settlement of that dispute by mediation in accordance with the AIAC Mediation Rules as in force on the date of the commencement of mediation.

4.3	Severability. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

4.4	Amendment. Any modification, amendment, variation or waiver of any provisions of this Agreement shall not be effective unless made by mutual consent and made in writing by way of supplementary agreement specifically referring to this Agreement and duly signed by the Parties.

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4.5	Confidentiality. No Party shall make any announcement or media release in relation to the Agreement unless it is mutually agreed upon by the Parties. Further, the Parties undertake to keep strictly confidential and each Party will not disclose to any third party any information in relation to this Agreement without the consent in writing of the other Party. The Parties shall not use or to attempt to use any such information for any purpose other than for the purpose contemplated under this Agreement. All information or documents disclosed by one Party to the other Party, including all their respective authorised representatives, employees and/or professional advisers, pursuant to this Agreement shall be deemed as confidential (“Confidential Information”) and shall not be disclosed to any other party without the prior written consent of the other Party disclosing the Confidential Information unless required by law.

4.6	Notice. Any notice or demand to be issued hereunder shall be in writing and shall be served upon the Party concerned by A.R registered post, electronic mail or by hand to the address last known and if sent by post shall be deemed to have been properly served within five (5) days of posting notwithstanding that the notice or demand may be returned through the post office undelivered. Any notice or demand sent by each Party shall be sufficient if signed by any authorized officer of the receiving Party or any solicitor or firm of solicitors acting for the receiving Party.

4.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via electronic transmission, and any such executed electronic copy shall be treated as an original.

4.8	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed on the day and year first above written above.

LENDERS

PUBLIC GOLD MARKETING SDN. BHD.

By:	/s/ Dato’ Wira Ng Chun Hau
Name:	Dato’ Wira Ng Chun Hau
Title:	Founder and Executive Chairman

GLLI

GLOBALINK INVESTMENT INC.

/s/ Say Leong Lim
Name:	Say Leong Lim
Title:	Chairman & CEO

PUBCO

ALPS GLOBAL HOLDING PUBCO

By:	/s/ Dr. Tham Seng Kong
Name:	Dr. Tham Seng Kong
Title:	Director

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